UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 13, 2006

The J. M. Smucker Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-5111	34-0538550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Strawberry Lane Orrville, Ohio		44667-0280

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 682-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

          On April 13, 2006, following a periodic review of director compensation, and based upon market information provided by an outside consultant, the Board of Directors (the “Board”) of The J. M. Smucker Company (the “Company”) approved changes to its compensation package for nonemployee directors of the Board.

          The revised compensation package provides for an annual deferred stock unit award worth $60,000 to each nonemployee director.  The annual award will be granted out of the 2006 Equity Compensation Plan which will be submitted to shareholders of the Company for approval at the August 17, 2006 Annual Meeting.  If shareholders approve the 2006 Equity Compensation Plan, the first such award will become effective October 1, 2006.  The annual deferred stock unit award will replace the annual awards of 2,000 stock options and 400 deferred stock units currently in effect.

          Additionally, the following changes related to retainer and meeting fees will go into effect on October 1, 2006.  The retainer and meeting fees will be paid on a quarterly basis.

A)	The annual retainer will increase from $30,000 to $40,000 per year.

B)	The annual retainer for the Audit Committee chair will increase from $4,000 to $10,000 per year.

C)	The annual retainer for all other committee chairs, other than the Audit Committee, will increase from $4,000 to $5,000 per year.

D)

The attendance fees for Board and committee meetings will be $1,500 per meeting.  Previously, nonemployee directors were entitled to receive $1,500 for each Board meeting and $1,200 for each committee meeting attended.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

By:	/s/ Mark R. Belgya

Mark R. Belgya Vice President, Chief Financial Officer,
and Treasurer

Date:  April 17, 2006